EXHIBIT 2.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is dated as of November 1, 2018 (the “Execution Date”), by and between Bodel Holdings, L.L.C., Cleveland Holdings, L.L.C., Delbo Holdings, L.L.C., DeQuincy Holdings, L.L.C., Gulf Coast Working Partners, L.L.C., Oakley Holdings, L.L.C., SamJam Energy, L.L.C.; and Perry Point Holdings, L.L.C. (individually, each a “Seller” and collectively, “Sellers,” or individually, a “Seller Party”), and Viking Energy Group, Inc., a Nevada corporation (“Purchaser”). Sellers and Purchaser, or both of them, may be referred to herein as a “Party,” or collectively as the “Parties.” Capitalized terms used herein but not defined shall have the meanings ascribed to them in the PSA (as defined below).

RECITALS

WHEREAS, Purchaser and Seller entered into that certain Purchase and Sale Agreement dated as of September 1, 2018 (the “PSA”); and

WHEREAS, the Parties desire to amend the PSA, as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENTS AND RESTATEMENTS

1. The first line of Section 2.2 shall be amended so that it reads as follows:

“Adjustments to Purchase Price. Subject to Section 2.5 below, the Purchase Price shall be subject to adjustment as follows:”

2. The second and third sentences in Section 2.4 are hereby deleted in their entirety and replaced with the following:

“Subject to Section 2.5 below, at Closing, the Deposit plus any interest earned thereon shall be applied against the Purchase Price. If this Transaction fails to close because of Seller’s breach of any covenant, representation, warranty, or other term or provision of this Agreement, or if any condition to Closing in favor of Purchaser contained in Section 6.1 below is not satisfied by the Closing Date, or if this agreement is terminated by mutual agreement of the Parties, then the Deposit plus any interest earned thereon shall be delivered to Purchaser.”

3. A new Section 2.5 entitled “Approval Holdback” shall be added to the PSA as follows:

“(a) The Purchased Assets consist of certain Leases that cover state-owned lands in both Louisiana and Texas, the conveyances of which require state governmental agency approval to assign such leases (the “State Leases”). Since the required governmental agency approval to assign any State Leases is customarily obtained after Closing, and because in connection with such approval the applicable governmental agencies require a clerk of court/county clerk’s certified copy of the executed assignment agreement in favor of the subject assignee, the State Leases shall be assigned to Purchaser at Closing, and that portion of the Purchase Price attributable to the Allocated Values of the State Leases (the “State Lease Values”) shall be paid into escrow, subject to Sections 2.5(b), (c) and (d) below. Purchaser shall be entitled to all post-Effective Time revenue from production from the State Leases pending governmental agency approval. In addition, at Closing the Seller shall deposit into escrow with the Escrow Agent all post-Effective Time revenue received by the Seller from production from the State Leases (net of operating expenses, royalties, overriding royalties, severance taxes and other burdens on production). After the Closing and until such time as a Joint Written Direction is submitted to the Escrow Agent pursuant to Section 2.5(b) or (c) below, Seller and Purchaser shall deposit into escrow with the Escrow Agent all post-Effective Time revenue received by such Party from production from the State Leases (net of operating expenses, royalties, overriding royalties, severance taxes and other burdens on production). The Parties agree to prepare and execute an amendment to the Escrow Agreement to facilitate any additional deposit to the Escrowed Funds.

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(b) If governmental agency approval of one or more State Leases is obtained within 180 days after the Closing, then Purchaser and Seller shall execute and submit to Escrow Agent a Joint Written Direction to deliver: (i) to Seller that portion of the Escrowed Funds equal to the Allocated Values of those State Leases as to which approval has been granted, and all interest which has accrued thereon, and (ii) to Purchaser all escrowed revenue attributable thereto, and all interest which has accrued thereon.

(c) If, within 180 days following the Closing, governmental agency approval has not been obtained for one or more State Lease(s), (i) the Parties shall execute an instrument nullifying and/or reassigning the assignment of that State Lease associated with the Purchased Asset and (ii) Purchaser and Seller shall execute and submit to Escrow Agent a Joint Written Direction to deliver (a) to Purchaser that portion of the Escrowed Funds equal to the Allocated Values of those State Leases as to which approval has been denied and all interest which has accrued thereon, and fifty percent (50%) of Purchaser’s Credit Costs (based upon the interest rate as provided under Summit Partners Credit Advisors, L.P Commitment Letter with Purchaser) associated with said State Lease Values incurred by Purchaser between Closing Date and the date funds attributable to the State Lease as to which Consent has not been obtained is released by the Escrow Agent, and (b) to Seller, all escrowed revenue attributable thereto, and all interest which has accrued thereon, after deducting fifty percent (50%) of Purchaser’s Credit Costs (based upon the interest rate as provided under Summit Partners Credit Advisors, L.P. Commitment Letter with Purchaser) associated with said State Lease Values incurred by Purchaser between Closing Date and the date funds attributable to the State Lease as to which approval has not been obtained is released by the Escrow Agent.”

(d) Notwithstanding any other provision in this Section 2.5, Purchaser shall not be required to authorize funding as described in subparagraph (b) above, with respect to any State Lease associated with a Purchased Asset where there are other consents to assign affecting that Purchased Asset which have not been obtained from or waived by all of the relevant Lessor(s).

4. A new Section 2.6 entitled “Minimum Closing Requirement” shall be added to the PSA as follows:

Assuming all other conditions of the PSA are met, the Parties agree to close the transaction on the Closing Date provided: (i) the Consents defined in Paragraph 6.1(d) have been obtained and presented to Purchaser at least ten (10) days prior to Closing for Leases representing at least 80% of the PDP (PV10) value of the Purchased Assets (the “Minimum Consent Threshold”), as determined by the values set out on the Schedule of Values attached hereto (on an adjusted basis after factoring in the Allocated Values of any Defective Interests (as defined in the PSA)); (ii) the Consents obtained represent all of the Consents required in connection with the assignment of all of the Leases associated with any Purchased Asset to be transferred on the Closing Date; any Purchased Asset for which there are Leases as to which consents are required which have not been obtained on or before December 31, 2018, (other than State Lease consents provided for in Section 2.5 above) shall be removed from the closing; and (iii) no single Purchased Asset to be transferred on the Closing Date represents greater than 15% of the total PDP (PV10), as determined by the values set out on the Schedule of Values attached hereto (on an adjusted basis after factoring in the Allocated Values of any Defective Interests as per the Final NSAI Reserve Report (as defined in the PSA)), of all of the Purchased Assets to be transferred on the Closing Date.

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In the event Sellers are able to close on Purchased Assets representing at least eighty percent (80%) of the PDP (PV10) value of the Purchased Assets, as per the Schedule of Values attached hereto, and in accordance with Paragraph 8.1 as amended herein (the “First Closing”) the Sellers will have between the date of the First Closing and March 21, 2019 (the “Interim Period”) to obtain any remaining Consents. To the extent Consents are received and delivered by the Sellers during the Interim Period, the Parties agree to close, 10 days after delivery of such Consents, on the subject Purchased Assets provided: (i) the Consents place Sellers in a position to convey one hundred percent (100%) of the value of any Purchased Asset not conveyed at Closing; and (ii) the dollar amount of any closing, except the final closing, is not less than $1,000,000 in the aggregate. In the event Sellers obtain the Consents required on any Purchased Asset which includes a State Lease, then once such consents are obtained, the State Lease consent approval process set forth in Sections 2.5 (a), (b) and (c) shall apply to obtaining the consent to assign for said State Lease, and the 180 day approval time shall commence on the date of the applicable closing. After March 21, 2019, any and all Purchased Assets which contain Leases that require Consents which the Seller failed to obtain shall be deemed deleted from the Purchase Agreement.

5. Section 3.1(c)(iii)(2) is hereby deleted in its entirety and replaced with the following:

“subject to the Permitted Encumbrances in Section 5.1(b), any lease, license, contract or other agreement or instrument to which Seller is a party or by which it is bound or to which any of the Purchased Assets owned by it is subject;

6. Section 4.1(d) is hereby deleted in its entirety and replaced with the following:

“By November 9, 2018, Seller shall make requests of such third parties in compliance with applicable agreements, that any required consents be given or waived and that any preferential rights be waived; provided, however, nothing contained in this Section 4.1(d) shall require Seller to pay money or undertake any additional legal obligation in order to obtain such consents or waiver. Seller shall use good faith and diligent best efforts to obtain the required Consents. If the Sellers act in good faith and diligently use Sellers best efforts to obtain the consents, then the Sellers’ failure to obtain such consent by December 31, 2019, shall not constitute a breach of any term of this Agreement. ”

7. A new Section 4.3 entitled “Financing” shall be added to the PSA as follows:

“(a) Definitions.

(i) “Debt Financing” means any debt financing incurred or intended to be incurred by Purchaser and its Affiliates, in each case, in regards to financing the Transaction contemplated by this Agreement.

(ii) “Financing Sources” means the Persons that have committed to provide, will commit to provide or otherwise enter into agreements in connection with the Debt Financing, together with their Affiliates, officers, directors, employees, limited partners, stockholders, managers, members, agents and representatives involved in the Debt Financing and their successors and assigns.

(b) Purchaser’s Efforts. To the extent necessary in order for Purchaser to pay the Closing Amount at Closing, Purchaser shall use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on terms and conditions acceptable to Purchaser in its sole discretion. Notwithstanding the foregoing, the consummation by Purchaser of any financing, including a Debt Financing, is not a condition precedent to Purchaser’s obligation to pay the Closing Amount or satisfy any of its other obligations under this Agreement, nor shall the completion of any Debt Financing result in a delay of the Closing beyond the Closing Date.

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(c) Assistance with Financing. At Purchaser’s sole expense, Seller shall provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and its Affiliates’ Representatives to provide, Purchaser such cooperation as may be reasonably requested by Purchaser with respect to the Debt Financing; provided, that such requested cooperation does not materially and adversely interfere with operations of Seller and the Assets and that any information requested by Purchaser is reasonably available to Seller or any of its Affiliates or its or their Representatives. Such cooperation shall include using commercially reasonable efforts (i) to assist Purchaser in reviewing the disclosure schedules prepared by Purchaser related to the Purchased Assets in connection with the Debt Financing and (ii) to facilitate Purchaser’s preparation of the documentation necessary to pledge and mortgage the Assets that will be collateral under the Debt Financing; provided that Seller’s obligations under the foregoing clauses (i) and (ii) shall be limited to providing information and data in its current format in Seller’s records and not require that Seller generate new reports regarding the Assets. Notwithstanding anything to the contrary in this Section 4.3, no action shall be required of Seller or its Affiliates pursuant to this Section 4.3, if any such action would: (A) unreasonably disrupt or interfere with the business or ongoing operations of Seller, its Affiliates or the Assets; (B) cause any representation or warranty or covenant contained in this Agreement to be breached, or require Seller to waive or amend any terms of this Agreement; (C) involve the entry by Seller or its Affiliates into any agreement with respect to any financing arrangement that is operative prior to the Closing; (D) conflict with or violate any law or subject Seller or its Affiliates to any liability; (E) require Seller or its Affiliates or any of its or their Representatives to provide (or to have provided on its behalf) any certificates or legal opinions; (F) require Seller or its Affiliates to pay any commitment or other fee prior to the Closing Date for which it has not received prior reimbursement; (G) require Seller or its Affiliates or their respective representatives to prepare pro forma financial information or projections; or (H) cause any director, officer, or employee of Seller or its Affiliates to execute any agreement or certificate in his or her individual, rather than official, capacity.

(d) Liability / Indemnity. All of the information provided by Seller pursuant to this Section 4.3 is given without any representation or warranty, express or implied. Except in the case of actual fraud, in no event will Seller or its Affiliates or Representatives have any liability of any kind or nature to Purchaser, its Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 4.3 or any use of any information provided by Seller or its Affiliates or Representatives provided pursuant to this Section 4.3. Without affecting Purchaser’s rights under this Agreement, Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all damages suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information provided by Seller to Purchaser pursuant to this Section 4.3; provided, however, that Purchaser shall not be required to indemnify and hold harmless the Seller Indemnitees to the extent that such damages arise from or are related to actual fraud, intentional misconduct or gross negligence of any member of the Seller Indemnified Parties.”

8. The first sentence in Section 5.2(b) is hereby deleted in its entirety and replaced with the following:

“Purchaser shall give Seller notice of Defective Interests (“Defective Interest Notice”) not later than November 30, 2018.”

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9. Section 5.2(c) is hereby deleted in its entirety and replaced with the following:

“Seller Response. Upon receipt of a Defective Interest Notice, the Seller shall give written counter-notice (“Defect Counter-Notice”) to Purchaser that it (i) intends to correct the asserted Defective Interest, or (ii) does not intend to correct the Defective Interest, or (iii) disagrees that the asserted Defective Interest exists. If Seller gives a Defect Counter-Notice of intent to correct such asserted Defective Interest, it shall have a period of time as described in the last sentence of this paragraph (the “Cure Period”) to correct such asserted Defective Interest at its own expense, and the Closing Date shall be extended until the third (3rd) day after the earliest to occur of the following: (A) the Defective Interest is corrected, (B) the Seller notifies Purchaser it cannot correct the Defective Interest or (C) the expiration of the Cure Period If Seller gives a Defect Counter-Notice that it disagrees there is a Defective Interest and/or disagrees with the Purchaser’s Allocated Value of the Defective Interest, then the existence or non-existence of a Defective Interest (and if it exists, the amount by which the Purchase Price will be reduced because of the Defective Interest), will be determined by arbitration pursuant to Article XII herein. The failure of Seller to deliver a Defect Counter-Notice shall be deemed to be an admission of the existence of such Defective Interest and a waiver of its right to correct such Defective Interest (and an agreement that the amount by which the Allocated Value of the Defective Interest to which the Defective Interest relates is the amount stated in Purchaser’s Defect Interest Notice pursuant to clause (iii) of Section 5.2(b)).” For all Defective Interest Notices submitted on or before November 30, 2018, Seller shall have until December 28, 2018 to provide a Defect Counter Notice to Purchaser and the Cure Period for the applicable Defective Interest shall end on December 28, 2018.

10. The second sentence in Section 5.4(b) is hereby deleted in its entirety and replaced with the following:

“Not later than November 30, 2018 (the “Environmental Claim Date”), Purchaser has the right, but not the obligation, to deliver notices to Seller pursuant to this Section 5.4(b) setting forth any matters that Purchaser asserts as Environmental Defects (each, an “Environmental Defect Notice”).”

11. Section 6.1(d) is hereby deleted in its entirety and replaced with the following:

“All necessary consents, permissions, novations and approvals by third parties (including that of Seller’s lending institutions) in connection with the sale and transfer of the Purchased Assets shall have been received on or before December 31, 2018, except those identified in Section 5.1(b)(ii) and (iv) as Permitted Encumbrances and those identified in Section 2.5.”

12. New Section 6.2(g) entitled “Financial Wherewithal” shall be added to the PSA as follows:

“The Buyer has relationships with reputable financing sources and will have in place on the Closing Date the financial resources to pay the Closing Amount and to otherwise fulfill its obligations under this Agreement.”

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13. Section 7.1 is hereby deleted in its entirety and replaced with the following:

“Closing. The “Closing Date” as that phrase is used in this Agreement shall mean 10 days following the date the Seller delivers the Consents required to meet the Minimum Consent Threshold, but in any event no later than December 31, 2018. It is understood that the Transaction may close before or after the Closing Date as provided in this Agreement. Irrespective of the actual Closing Date as set forth above, the Effective Time shall be November 1, 2018, as more fully provided in the first sentence of Section 1.2 of the Purchase and Sale Agreement. The consummation of the Transaction (herein called the “Closing”) shall be held at the offices of Thompson & Knight, LLP, located at 811 Main St Suite 2500, Houston, Texas 77002.”

14. The first line of Section 7.3 shall be amended so that it reads as follows:

“Closing Obligations. Subject to Sections 2.5 herein, at the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:”

15. Section 7.3(b) is hereby deleted in its entirety and replaced with the following:

“Purchaser shall pay the Closing Amount by wire transfer in immediately available funds, as follows: the amount to be deposited into escrow shall be paid directly to the Escrow Agent and the remaining amount shall be paid directly to Seller.”

16. Section 8.1(a) shall be amended as follows:

December 1, 2018 shall be replaced with January 31, 2019;

December 31, 2018 shall be replaced with February 28, 2019; and

January 15, 2019 shall be replaced with March 15, 2019.

17. Section 8.1(b) shall be amended as follows:

January 15, 2019 shall be replaced with March 15, 2019.

18. The following shall be added to the end of Section 10.2:

“NOTWITHSTANDING ANYTHING ELSE CONTAINED HEREIN, THE PARTIES FURTHER AGREE THAT, UNLESS AND UNTIL THE CLOSING OCCURS, THE SOLE AND EXCLUSIVE REMEDY OF SELLER AND ITS AFFILIATES AGAINST PURCHASER, THE FINANCING SOURCES, AND ANY OF THEIR RESPECTIVE PARTNERS, EQUITY HOLDERS, CONTROLLING PERSONS, MANAGEMENT COMPANIES, REPRESENTATIVES, ASSIGNEES OR AFFILIATES AND ANY AND ALL FORMER, CURRENT OR FUTURE HEIRS, EXECUTORS, REPRESENTATIVES, ADMINISTRATORS, TRUSTEES, SUCCESSORS OR ASSIGNS OF THE FOREGOING (COLLECTIVELY, THE “PURCHASER RELATED PARTIES”) ARISING FROM OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING FOR ANY FAILURE OF PURCHASER TO EFFECT THE CLOSING OR OTHERWISE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT (WHETHER NEGLIGENTLY, WILLFULLY, INTENTIONALLY, UNINTENTIONALLY OR OTHERWISE), WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE THE RIGHTS AND REMEDIES AGAINST PURCHASER DESCRIBED IN THIS SECTION 10.2. EXCEPT FOR THE RIGHTS AND REMEDIES AGAINST PURCHASER DESCRIBED IN THIS SECTION 10.2, IN FURTHERANCE OF THE FOREGOING, IF AND ONLY IF THE CLOSING DOES NOT OCCUR, (A) SELLER RELEASES THE PURCHASER RELATED PARTIES, WAIVES ANY RIGHT OF RECOVERY FOR AND AGREES NOT TO SEEK ANY RECOVERY FOR ANY DAMAGES SUFFERED AS A RESULT OF ANY BREACH OF ANY COVENANT, AGREEMENT, REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR THE FAILURE OF THE CLOSING TO BE CONSUMMATED, OR IN RESPECT OF ANY ORAL REPRESENTATION MADE OR ALLEGED TO HAVE BEEN MADE IN CONNECTION HEREWITH AND (B) THE MAXIMUM AGGREGATE MONETARY LIABILITY THAT THE PURCHASER RELATED PARTIES SHALL HAVE IN CONNECTION WITH SUCH DAMAGES SHALL BE THE FORFEITURE OF THE DEPOSIT IN ACCORDANCE WITH THIS SECTION 10.2.”

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19. Section 13.4 is hereby deleted in its entirety and replaced with the following:

“Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver; provided that, notwithstanding anything to the contrary contained herein, Section 10.2, this Section 13.4, Section 13.10, Section 13.13, Section 13.19, and Section 13.20 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of the foregoing Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.”

20. Section 13.10 is hereby deleted in its entirety and replaced with the following:

“This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Texas, without giving effect to principles of conflicts of law. Any suit or proceeding hereunder shall be brought exclusively in Harris County, Texas, and each Party consents to the personal jurisdiction of the courts, state and federal located therein. Each Party agrees to waive any objection that the state and federal courts of Harris County, Texas, are an inconvenient forum; provided that (without limiting the provisions of Section 13.13 and Section 13.20) any claims or causes of action (whether in contract or tort) in connection with this Agreement against the Financing Sources in any way relating to the Debt Financing and the transactions contemplated thereby shall be governed by and construed in accordance with the internal laws of the State of New York.”

21. Section 13.13 is hereby deleted in its entirety and replaced with the following:

“This Agreement is intended to benefit only the Parties and their respective permitted successors and assigns and this Agreement shall never be construed to benefit or create any rights in any person or entity not a party hereto; provided that the Financing Sources shall be deemed third party beneficiaries of Section 10.2, Section 13.4, this Section 13.13, Section 13.19, and Section 13.20 (and the defined terms used in such sections), each of which shall be enforceable by each Financing Source and, to the extent enforced thereby, construed in accordance with, and governed by, the Laws of the State of New York without reference to the conflict of laws principles thereof. Without limiting the provisions of this Section 13.13 and notwithstanding anything to the contrary in this Agreement, each of the Parties hereto (a) agrees that it will not bring or support any action cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 13.3 shall be effective service of process against it for any such action brought in any such court, (d) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.”

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22. A new Section 13.19 entitled “No Recourse” shall be added to the PSA as follows:

“Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, attorney, Financing Source, Affiliate, manager, assignee, incorporator, controlling person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, attorney, Financing Source, employee, Affiliate, manager, assignee, incorporator, controlling person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third party beneficiary of this Section 13.19.”

23. A new Section 13.20 entitled “Waiver of Claims against Financing Sources” shall be added to the PSA as follows:

“Notwithstanding anything in this Agreement to the contrary, Seller agrees, on behalf of itself and its Affiliates, that (a) none of the Financing Sources shall have any liability to Seller or its Affiliates relating to or arising out of this Agreement or the Transaction, including the financing of the Transaction, whether at law or equity, in contract, in tort or otherwise, and (b) neither Seller nor any of its Affiliates will have any rights or claims against any Financing Sources under this Agreement or any other agreement contemplated by, or entered into in connection with, the Transaction, including any commitments by the Financing Sources in respect of financing the Transaction.”

24. Sellers and Purchaser do hereby amend the PSA so as to delete all properties, leases, wells or other interests relative to the Lake Boeuf/Bowie Prospect in Lafourche Parish, Louisiana (“Deleted Properties”). Attached to this Amendment are the list of Deleted Properties as shown on Exhibits “A”, “B”, “C”, “D”, and “E” of the PSA. The Purchase Price defined in Paragraph 2.1 and Allocated Value defined in Paragraph 2.3 shall be calculated as if the deleted properties were never made a part of the Purchase and Sale Agreement. The Parties agree, without commitment by or prejudice to either Seller or Purchaser, to continue discussions between the date of the execution of this Amendment and the Closing Date about a possible solution to incorporate the Deleted Properties into the transaction, on terms mutually acceptable to the Sellers and the Purchaser.

See Exhibits attached.

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25. The PSA, as modified and amended hereby, shall continue in full force and effect, and Purchaser and Seller ratify and confirm the PSA as amended hereby.

26. Amendments. This Amendment may not be amended except by an instrument in writing signed by the Parties.

27. Counterparts/Facsimile Signatures. This Amendment may be executed by Purchaser and Seller in any number of counterparts, each of which shall be deemed an original instrument, and all of which together shall constitute but one and the same instrument. Facsimile and electronic signatures are considered binding.

28. Entire Agreement. The PSA, as amended by this Amendment, shall constitute the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

29. Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

30. No Third-Party Beneficiaries. This Amendment is intended to benefit only the Parties and their respective permitted successors and assigns and this Amendment shall never be construed to benefit or create any rights in any person or entity not a Party hereto.

[Signature pages follow.]

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IN WITNESS WHEREOF, this Amendment is executed by the Parties on the date set forth above.

SELLERS:

BODEL HOLDINGS, L.L.C.

BODEL HOLDINGS, L.L.C.

CLEVELAND HOLDINGS, L.L.C.

DELBO HOLDINGS, L.L.C.

DEQUINCY HOLDINGS, L.L.C.

GULF COAST WORKING PARTNERS, L.L.C.

OAKLEY HOLDINGS, L.L.C.

SAMJAM ENERGY, L.L.C.

PERRY POINT HOLDINGS, L.L.C.

By:	/s/ Jennifer Bohannon-Ramirez
Jennifer Bohannon-Ramirez, Manager

Signature Page to

First Amendment to Asset Purchase and Sale Agreement

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PURCHASER:

VIKING ENERGY GROUP, INC.

By:	/s/ James A. Doris
Name:	James A. Doris
Title:	President and CEO

Signature Page to

First Amendment to Asset Purchase and Sale Agreement

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